                                                                      EXHIBIT 11



                           AMC, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
         (For the three and six months ended February 28, 1998 and 1997)


                                                 For the three months ended         For the six months ended
                                                        February 28,                      February 28,
                                                ----------------------------      -----------------------------
                                                    1998             1997             1998             1997
                                                -----------      -----------      -----------      -----------
BASIC

Net Earnings                                    $ 5,434,832      $ 2,222,774      $ 6,690,027      $ 2,693,962

Weighted average outstanding common shares       61,962,751       61,962,751       61,962,751       61,962,751
                                                ===========      ===========      ===========      ===========

Basic Earnings Per Share                        $       .09      $       .04      $       .11      $       .04
                                                ===========      ===========      ===========      ===========

DILUTED

Net Earnings                                    $ 5,434,832      $ 2,222,774      $ 6,690,027      $ 2,693,962

Weighted average outstanding common shares       61,962,751       61,962,751       61,962,751       61,962,751

Net effect of dilutive securities                       (a)              (a)              (a)              (a)


Diluted earnings per share                      $       .09      $       .04      $       .11      $       .04
                                                ===========      ===========      ===========      ===========

(a)      Not applicable as warrants are anti-dilutive.